Cytokinetics, Incorporated
Reconciliation of GAAP amounts to non-GAAP amounts
(unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
GAAP net income (loss)	$(11,613)	$(12,529)	$(49,287)	$24,544
Non-cash deferred revenue related to Amgen collaboration	—	—	—	(24,493)
Non-cash warrant expense	—	—	—	1,585
Non-cash stock-based compensation	852	1,172	4,017	4,906
Non-cash depreciation, amortization, and other	462	605	1,896	2,117

Non-GAAP net income (loss)	$(10,299)	$(10,752)	$(43,374)	$8,659

Use of Non-GAAP Financial Measures

To supplement our financial results presented on a U.S. generally accepted accounting principles (GAAP) basis, we have included the above schedule of non-GAAP financial measures. These measures are not in accordance with GAAP, are not an alternative for GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in our GAAP earnings but excluded for purposes of determining non-GAAP net income that we present are: the recognition of the deferred revenue associated with Amgen’s 2006 non-exclusive license and technology access fee under the parties’ collaboration and option agreement, the non-cash fair value expense related to the warrants associated with our May 2009 registered direct financing, employee stock-based compensation, and depreciation, amortization, and other. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, and planning and forecasting future periods.